EXHIBIT 4.1


                    NETVOICE TECHNOLOGIES CORPORATION

               CERTIFICATE OF VOTING POWERS, DESIGNATIONS,
                PREFERENCES, AND RELATIVE, PARTICIPATING,
                   OPTIONAL OR OTHER SPECIAL RIGHTS OF
                  SERIES A CONVERTIBLE PREFERRED STOCK

          We, Jeff Rothell, President, and William Bedri, Secretary, of NetVoice Technologies Corporation (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Nevada, in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes thereof, DO HEREBY CERTIFY:

          That, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, said Board of Directors, at a meeting of the Board of Directors held pursuant to the General Corporation Law of the State of Nevada, duly adopted a resolution providing for the issuance of 5,250,000 shares of a new series of preferred stock designated as Series A Convertible Preferred Stock, par value $0.001 per share ("SERIES A PREFERRED STOCK"), which resolution is as follows:

     1. DEFINITIONS. As used herein, the following terms shall have the following definitions:

          (a)  "ADDITIONAL STOCK" shall have the meaning set forth in
Section 4(c)(ii) hereof.

          (b)  "BYLAWS" shall mean the Bylaws of the Company.
          (c) "COMMON STOCK" shall mean the Common Stock, par value $0.001 per share, of the Company.

          (d) "COMMON STOCK EQUIVALENTS" shall have the meaning set forth in Section 4(c)(iii) hereof.

          (e)  "CONVERSION PRICE" shall have the meaning set forth in
Section 4(a) hereof.

          (f)  "CONVERSION RATE" shall have the meaning set forth in
Section 4(a) hereof.

          (g)  "CONVERSION RIGHTS" shall have the meaning set forth in
Section 4 hereof.

          (h) "CONVERTIBLE SECURITIES" means any indebtedness, shares of stock or other security directly or indirectly convertible into or exchangeable for Common Stock.

          (i) "EFFECTIVE PRICE" of shares of Additional Stock means the quotient determined by dividing (i) the total number of such shares of Additional Stock issued or sold, or deemed to have been issued or sold, by the Company under Section 4 hereof, into (ii) the

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consideration received by the Company under Section 4 hereof for the issuance of such shares of Additional Stock.

          (j) "JUNIOR SECURITIES" shall mean Common Stock and any other class or series of stock of the Company except for the Series A Preferred Stock.

          (k) "OPTION" means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

          (l) "ORIGINAL SERIES A ISSUE PRICE" means $3.25 per share of Series A Preferred Stock (appropriately adjusted for stock splits, reverse stock splits and similar transactions or occurrences with respect to the Series A Preferred Stock).

          (m)  "PERMITTED OPTIONS" shall have the meaning set forth in
Section 4(c)(ii)B hereof.

          (n) "PERSON" means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          (o) "RECORD DATE" shall have the meaning set forth in Section 2(a) hereof.

          (p) "REQUIRED HOLDERS" shall mean, at any time, the holders of a majority of the then outstanding shares of Series A Preferred Stock.

          (q) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, all as the same shall be in effect from time to time.

          (r) "SECURITIES PURCHASE AGREEMENT" shall mean the Securities Purchase Agreement dated as of the Series A Issuance Date among the Corporation and the purchasers of Series A Preferred Stock named therein, as such agreement may be amended from time to time.

          (s)  "SERIES A DIRECTOR" shall have the meaning set forth in
Section 6(b) hereof.

          (t) "SERIES A ISSUANCE DATE" means the date on which the first share of Series A Preferred Stock is issued, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such share.

          (u)  "SERIES A LIQUIDATION PREFERENCE" OR "LIQUIDATION
PREFERENCE" means, as to each share of Series A Preferred Stock then issued and outstanding, the Original Series A

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Issue Price, as adjusted for stock splits, reverse stock splits and similar transactions or occurrences with respect to the Series A Preferred Stock.

          (v) "SERIES A PREFERRED STOCK" shall have the meaning set forth in the preamble of this Certificate.

          (w) "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

          (x) "21-DAY AVERAGE PRICE" shall mean the average closing price of the Common Stock on the securities exchange or other national market system on which the Common Stock is then listed over the 21-day trading period immediately prior to such date.

     2.   DIVIDENDS.   The holders of Series A Preferred Stock shall not be
entitled to receive any dividends in respect of their shares of Series A Preferred Stock. So long as any shares of the Series A Preferred Stock are outstanding, no dividend (other than dividends or distributions paid in shares of, or to effectuate a stock split on, Junior Securities) shall be declared or paid or set apart for payment or other distribution declared or made upon Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities).

     3.   LIQUIDATION PREFERENCE.

          (a) PRIORITY. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets of the Company legally available for distribution to its stockholders shall be distributed in the following order of priority:

               (i) The holders of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution in such liquidation, dissolution or winding up of any of the assets of the Company to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to the greater of: (A) the Series A Liquidation

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Preference for each outstanding share of Series A Preferred Stock then held by them, or (B) the amount per share that each holder of shares of Common Stock would be entitled to receive (assuming the conversion of all of the shares of Series A Preferred Stock into Common Stock on the terms set forth herein). If upon the occurrence of any such distribution, the assets of the Company thus distributed among the holders of shares of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets of the Company legally available for distribution shall be distributed on a pro rata basis among the holders of shares of Series A Preferred Stock (in proportion to the Series A Liquidation Preference of each such holder).
Not less than 20 days prior to the payment date stated therein, the Company shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series A Preferred Stock, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Series A Preferred Stock and each share of Common Stock in connection with such liquidation, dissolution or winding up.

               (ii) After the distributions described in Section 3(a)(i) hereof have been made, the remaining assets of the Company, to the extent available, shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares of Common Stock held by each. No such remaining assets shall be distributed to the holders of shares of Series A Preferred Stock.

          (b) CONSOLIDATION, MERGER, ETC. A consolidation or merger of the Company with or into any other corporation or corporations other than a Subsidiary or any other form of corporate reorganization in which outstanding shares of the Company are exchanged for securities or other consideration, issued, or caused to be issued, by the acquiring corporation, or a sale, conveyance or disposition of all or substantially all of the assets of the Company (each a "FUNDAMENTAL CHANGE"), in each case shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3 upon the election of the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock within 45 days after the receipt of the Company's notice to the holders of Series A Preferred Stock under this
Section 3. Any securities to be delivered to the stockholders pursuant to such events shall be valued as follows:

               (i) If traded on a securities exchange or a national interdealer quotation system such as NASDAQ, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

               (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

               (iii) If there is no active public market, the value shall be the fair market value thereof, as determined jointly by the Board of Directors and the Required Holders or, if the Board of Directors and the Required Holders are unable to make such a determination, by an independent and nationally recognized investment banking firm selected jointly by the

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Board of Directors and the Required Holders; PROVIDED, that in no case shall such value incorporate a minority or illiquidity discount.

     4. CONVERSION. The holders of shares of Series A Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

          (a) RIGHT TO CONVERT; AUTOMATIC CONVERSION. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time from and after six (6) months following the Series A Issuance Date and without additional consideration, at the office of the Company or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Liquidation Preference by the conversion price (the "CONVERSION PRICE") for the Series A Preferred Stock at the time in effect (the "CONVERSION RATE"). The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price; PROVIDED, HOWEVER, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in Section 4(c) hereof.

          (b) MECHANICS OF CONVERSION. Before any holder of shares of Series A Preferred Stock shall be entitled to convert any of such shares into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the office of the Company or of any transfer agent for the Series A Preferred Stock, and shall give written notice by mail, postage prepaid, or hand delivery, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable (but in any event within 5 days) thereafter, issue and deliver at such office to such holders of shares of Series A Preferred Stock, or to the nominee or nominees of such holders, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Company in connection with such conversion but were not converted. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each share of Series A Preferred Stock, the Company shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. The Company shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversionof Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock. The Company shall assist and cooperate with any holder of shares of Series A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Preferred Stock hereunder (including, without limitation, making any filings required to be made

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by the Company).  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, a Fundamental Change, a Recap (as defined in Section 4(e)) or other transaction affecting the Company, the conversion may, at the option of any holder tendering the Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities.

          (c) CONVERSION PRICE ADJUSTMENTS OF SERIES A PREFERRED STOCK. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) (A) Upon each issuance (or deemed issuance pursuant to the provisions hereof) by the Company of any Additional Stock after the Series A Issuance Date, without consideration or for an Effective Price per share less than the Conversion Price for the Series A Preferred Stock in effect immediately prior to the issuance (or deemed issuance) of such Additional Stock, then the Conversion Price for the Series A Preferred Stock in effect immediately prior to each issuance (or deemed issuance) shall be adjusted to a price determined by multiplying such Conversion Price by a fraction, (1) the numerator of which shall be the number of Common Stock Equivalents outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received (or deemed received) by the Company for such issuance would purchase at such Conversion Price; and (2) the denominator of which shall be the number of Common Stock Equivalents outstanding immediately after such issuance.

                    (B) In the case of the issuance of securities of the Company for cash, the amount of consideration received by the Company for such securities shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (C) In the case of the issuance of securities of the Company for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to have a dollar value equal to the fair market value of such non-cash consideration, irrespective of any accounting treatment thereof, as determined in good faith by the Board of Directors.

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                    (D)  In the case of the issuance (whether before, on or
after the Series A Issuance Date) of Options or Convertible Securities, the following provisions shall apply for all purposes of this Section 4(c)(i) and Section 4(c)(ii) hereof:

                         (1)  With respect to Options to purchase Common
Stock, the aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options shall be deemed to have been issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 4(c)(i)(B) and 4(c)(i)(C) hereof), if any, received by the Company for such Options plus the minimum exercise price provided in such Options for Common Stock covered thereby.

                         (2)  With respect to Convertible Securities and
Options to purchase Convertible Securities, the aggregate maximum number of shares of Common Stock deliverable upon the conversion or exchange of any such Convertible Securities and the aggregate maximum number of shares of Common Stock issuable upon the exercise of such Options to purchase Convertible Securities and the subsequent conversion or exchange of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities or such Options were issued and for a consideration equal to the consideration, if any, received by the Company for any such Convertible Securities and Options, plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such Convertible Securities or the exercise of such Options and the conversion or exchange of the Convertible Securities issuable upon exercise of such Options (the consideration in each case to be determined in the manner provided in Sections 4(c)(i)(B) and 4(c)(i)(C) hereof).

                         (3)  In the event of any change in the number of
shares of Common Stock deliverable, or in the consideration payable to the Company, upon exercise of such Options or upon conversion or exchange of such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such Options or the conversion or exchange of such Convertible Securities. For purposes of this paragraph 4(c)(i)(D)(3), if the terms of any Option or Convertible Security which was outstanding as of the date of issuance of the Series A Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

                         (4)  Upon the expiration or termination of any
such Options or any such rights to convert or exchange Convertible Securities, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number

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of shares of Common Stock (and Options and Convertible Securities which remain in effect) that were actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.

                         (5)  The number of shares of Common Stock deemed
issued and the consideration deemed paid therefor pursuant to Sections 4(c)(i)(D)(1) and (2) hereof shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(c)(i)(D)(3) or (4) hereof.

                         (6)  In case any Option is issued in connection
with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

                    (E) The number of Common Stock Equivalents outstanding at any given time shall not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock Equivalents.

                    (F) If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

               (ii) "ADDITIONAL STOCK" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(c)(i)(D) hereof) by the Company after the Series A Issuance Date OTHER THAN:

                    (A) Common Stock issued pursuant to a transaction described in Section 4(c)(iii) hereof;

                    (B) Common Stock or Options to purchase such Common Stock issued to officers, employees or directors of, or consultants to, the Company, pursuant to any agreement, plan or arrangement approved by the Board of Directors of the Company; PROVIDED, HOWEVER, that the maximum number of shares of Common Stock hereafter issued or issuable pursuant to all such agreements, plans and arrangements shall not exceed an aggregate (as constituted on the date hereof) of 2,000,000 shares of Common Stock ("PERMITTED OPTIONS");

                    (C) Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock; and

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                    (D)  Any warrants issued pursuant to the terms of the
Securities Purchase Agreement and any Common Stock issued or issuable upon exercise of such warrants.

                    (E) Common Stock issued as consideration in connection with the acquisition of any non-affiliated entity or substantially all of the assets of any non-affiliated entity if and to the extent that the transaction is approved by the Board of Directors (including the Series A Director).

               (iii) In the event the Company at any time or from time to time after the Series A Issuance Date fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares issuable with respect to Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(c)(i)(D) hereof.

               (iv) If the number of shares of Common Stock outstanding at any time after the Series A Issuance Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the outstanding shares of Common Stock.

          (d) OTHER DISTRIBUTIONS. In the event the Company shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(c)(iii) hereof, then, in each such case for the purpose of this Section 4(d), the holders of shares of Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were holders of the number of shares of Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of shares of Common Stock entitled to receive such distribution.

          (e) RECAPITALIZATION. If at any time or from time to time there shall be a recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock (other than a subdivision, combination or consolidation, merger or sale of assets or stock transaction which the holders of Series
A Preferred Stock have elected to treat as a liquidation, dissolution or winding up pursuant to Section 3 hereof) (a "RECAP"), provision shall be made prior to such Recap in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding so that each holder of shares of Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Company or otherwise, receivable upon such recapitalization by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of shares of Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustments of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable. The Company shall not effect any such Recap unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series A Preferred Stock then outstanding) the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

          (f) NO IMPAIRMENT. The Company will not, by amendment of the Articles of Incorporation or through any reorganization, recapitalization or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of shares of Series A Preferred Stock against impairment.

          (g) CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this
Section 4 or decrease the number of shares of Conversion Stock issuable upon conversion of each share of Series A Preferred Stock.

          (h) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail

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the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any holder of shares of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

          (i) NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of shares of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. The Company shall also give written notice to all holders of Series A Preferred Stock at least twenty (20) days prior to (a) the date on which the Company closes its books or takes a record (I) with respect to any pro rata subscription offer to holders of Common Stock or
(II) for determining rights to vote with respect to any Recap, dissolution or liquidation, and (b) the date on which any Recap shall take place.

          (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, then in addition to such other remedies as shall be available to the holder of such shares of Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     5. STATUS OF CONVERTED STOCK. In the event any shares of Series A Preferred Stock are converted pursuant to Section 4 hereof, the shares so converted shall be canceled, retired and eliminated and shall not be reissued by the Company. The Articles of Incorporation of the Company shall be appropriately amended to effect the corresponding reduction in the Company's authorized capital stock.

     6.   EXCHANGE OPTION OF THE COMPANY.

          (a) The Company shall have the option to require the holders of the Series A Preferred Stock to exchange, on a pro rata basis, shares of Series A Preferred Stock, in whole or in part, for shares of Common Stock at any time following such time that the 21-day Average Price prior to the date of the Exchange Notice (as defined below) is equal to or greater than $27.50 per share (as adjusted for any stock splits or combinations) and the Common Stock to be issued in exchange for the shares of Series A Preferred Stock is fully registered and freely tradeable. The number of shares of Common Stock to be issued pursuant to this Section 6 shall be calculated in the same manner as the number of shares of Common Stock issuable upon a conversion pursuant to Section 4 above.

          (b) If the Company desires to exercise its right to exchange as provided herein, it shall give written notice (the "EXCHANGE NOTICE") to each holder of the Series A Preferred Stock at least twenty (20) days prior to the date of any exchange permitted hereunder. Such notice shall specify
(i) the 21-day Average Price for the Common Stock giving rise to the Company's right to exercise the exchange, (ii) the date of the exchange and
(iii) the number of shares of Series A Preferred Stock of each holder to be exchanged.

     7.   VOTING RIGHTS.

          (a) GENERAL. Each holder of a share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share). Except as otherwise provided in the Articles of Incorporation or required by applicable law, the holders of shares of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of shares of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company and applicable law, and shall vote together with the holders of shares of Common Stock (and any other class or series of stock entitled to vote together as one class with the Common Stock) with respect to any question upon which holders of shares of Common Stock have the right to vote, as a single class, including, but not limited to, actions amending the Articles of Incorporation of the Company to increase the number of authorized shares of capital stock.

          (b) BOARD OF DIRECTORS. (i) At each annual meeting of the stockholders of the Company, and at each special meeting of the stockholders of the Company called for the purpose of electing directors of the Company, and at any time at which stockholders of the Company shall have the right to, or shall, vote for or consent in writing to the election of directors of the Company, then, and in each such event and for so long as at least 25% of the shares of Series A Preferred Stock issued pursuant to the Securities Purchase Agreement remain outstanding, the holders of record of shares of Series A Preferred Stock (together with the holders of the Common Stock issued upon conversion of the Series A Preferred Stock) voting together as a separate class, based on the number of shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, shall be entitled, but not obligated, to elect one member of the Board of Directors. Such director (the "SERIES A DIRECTOR") shall be nominated by the holders of record of a majority of the shares of Series A Preferred Stock then outstanding (together with the holders of Common Stock issued upon conversion of the Series A

Preferred Stock). For so long as at least 25% of the shares of Series A Preferred Stock issued pursuant to the Securities Purchase Agreement remain outstanding, the holders of record of shares of Series A Preferred Stock (together with the holders of the Common Stock issued upon conversion of the Series A Preferred Stock) voting together as a separate class, based on the number of shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock, shall also be entitled, but not obligated, to appoint one (1) observer (the "SERIES A OBSERVER") to the Board of Directors. At any such meeting called for the purpose of electing directors, the presence in person or by proxy of the holders of record of a majority of the shares of Series A Preferred Stock then outstanding (together with the holders of the Common Stock issued upon conversion of the Series A Preferred Stock) shall constitute a quorum for the election of directors to be elected by such holders. A vacancy in any directorship entitled to be elected by the holders of record of shares of Series A Preferred Stock (including without limitation, a vacancy resulting from the decision during an earlier election by the holders of the Series A Preferred Stock not to fill the directorship to be held by the Series A Directors) shall be filled only by vote or written consent of the holders of record of shares of Series A Preferred Stock (together with the holders of the Common Stock issued upon conversion of shares of Series A Preferred Stock), in the manner set forth herein. The Series A Director who shall have been elected as provided in this Section 7 may be removed during his term of office, whether with or without cause, only by the holders of record of a majority of the shares of Series A Preferred Stock then outstanding (together with the holders of the Common Stock issued upon conversion of shares of Series A Preferred Stock) or by the Board for "cause" and under no other circumstances. Each Series A Director shall be entitled to one (1) vote on all matters on which directors are entitled to vote on. A Series A Director shall have the right to call meetings of the Board of Directors of the Company upon no less than five (5) business days' prior written notice. The Series A Observer shall be entitled to attend all annual and special meetings of the Board of Directors and shall be entitled to receive notice of same.

               (ii) The Company shall not, without first obtaining the approval of the Series A Director, effect any of the following decisions, actions or transactions: (A) amendments to the Company's articles of incorporation, bylaws or other organizational documents which could reasonably be expected to have a material adverse effect on the holders of Series A Preferred Stock; (B) the authorization or issuance of any class of capital stock of the Company which has rights, preferences or priorities equal or superior to the rights, preferences and priorities of the Series
A Preferred Stock; (C) the declaration or payment of dividends on, or other distributions with respect to (including redemptions of), the Common Stock or any other class of capital stock of the Company; (D) any material change in the business operated by the Company or its Subsidiaries; (E) amendments, modifications or alterations of the rights, preferences, priorities or privileges of the Series A Preferred Stock; (F) any increase in the authorized number of shares of Series A Preferred Stock; (G) the grant of more than 2 million options by the Company or its Subsidiaries under existing or future stock option plans and (H) the issuance of any capital stock by any Subsidiary of the Company. The provisions of this
Section 7(b)(ii) shall not be effective at any time that less than 25% of the shares of Series A Preferred Stock issued under the Securities Purchase Agreement are outstanding.

               (iii) The holders of the Series A Preferred Stock shall have the right to allocate among themselves any of the rights set forth in
Section 7(b)(i) hereof pursuant to a written stockholders' or other agreement executed by the Required Holders and the Company, and to agree in such stockholders' agreement to any provisions inconsistent with those contained in Section 7(b)(i) hereof. To the extent that the terms and conditions of Section 7(b)(i) are inconsistent with the terms and conditions contained in such stockholders' agreement, the terms and conditions contained in such stockholders' or other agreement shall govern.

     8. PRIORITY OF SERIES A PREFERRED STOCK ON REDEMPTIONS. So long as any Series A Preferred Stock remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, the Company shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities.

     9. REGISTRATION OF TRANSFER. The Company shall keep at its principal office a register for the registration of Series A Preferred Stock. Upon the surrender of any certificate representing Series A Preferred Stock at such place, the Company shall, at the request of the record holder of such certificate, execute and deliver (at the Company's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred Stock represented by the surrendered certificate.

     10. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

     11. Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series A Preferred Stock shall be deemed given when received if delivered via reputable overnight courier, postage prepaid, or sent by confirmed facsimile or by United States mail postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company. Notices to the Company shall be similarly delivered at the Company's principal executive offices.

     12. AMENDMENT AND WAIVER. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 12 hereof without the prior written consent of the holders of a majority of the Series A Preferred Stock outstanding at the time such action is taken.

     IN WITNESS WHEREOF, NetVoice Technologies Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by Jeff Rothell, its President, and William Bedri, its Secretary, the 30th day of June, 2000.


                              By:  /s/ JEFF ROTHELL
                                 ----------------------------
                                 Jeff Rothell, President


                              By: /s/ WILLIAM BEDRI
                                 ----------------------------
                                 William Bedri, Secretary